MANAGEMENT’S DISCUSSION AND ANALYSIS

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this report to “Tesoro Logistics LP,” “TLLP,” “the Partnership,” “we,” “us” or “our” refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references in this report to “Tesoro” refer collectively to Tesoro Corporation and any of its subsidiaries, other than TLLP, its subsidiaries and its general partner. Unless the context otherwise requires, references in this report to “Predecessor” refer collectively to the acquired assets from Tesoro, and those assets, liabilities and results of operations.

Those statements in this section that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See “Important Information Regarding Forward-Looking Statements” section for a discussion of the factors that could cause actual results to differ materially from those projected in these statements.

This section should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2015.

BUSINESS STRATEGY AND OVERVIEW

We are a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. We own and operate over 4,000 miles of crude oil, refined products and natural gas pipelines and 29 crude oil and refined products truck and marine terminals and have over 15 million barrels of storage capacity. In addition, we own and operate four natural gas processing complexes and one fractionation facility. Our assets are categorized into a Gathering segment, a Processing segment and a Terminalling and Transportation segment. For the three months ended March 31, 2016, approximately 56% of our total revenues were derived from Tesoro under various long-term, fee-based commercial agreements, many of which include minimum volume commitments.

We generate revenues by charging fees for gathering crude oil and natural gas, for terminalling, transporting and storing crude oil and refined products and for processing natural gas. We are generally not exposed to commodity price risk with respect to any of the crude oil, natural gas, natural gas liquids (“NGLs”) or refined products that we handle, with the exception of a nominal amount of condensate. For the NGLs that we handle under “keep-whole” agreements, the Partnership has a fee-based processing agreement with Tesoro, which minimizes the impact of commodity price movements during the annual period subsequent to renegotiation of terms and pricing each year. We do not engage in the trading of crude oil, natural gas, NGLs or refined products; therefore, we have minimal direct exposure to risks associated with commodity price fluctuations. However, through their effects on our customers’ operations, these risks indirectly influence our activities and results of operations over the long term.

STRATEGY AND GOALS

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	focus on opportunities to provide committed fee-based logistics services to Tesoro and third parties;

•
evaluate investment opportunities that may arise from the growth of Tesoro’s refining and marketing business or from increased third-party activity to make capital investments to expand our existing asset base;

•	pursue acquisitions of complementary assets from Tesoro as well as third parties; and

•	seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

We have been implementing our strategy and goals discussed above, allowing us to steadily increase our cash flow available to be distributed to unitholders (“Distributable Cash Flow”) and to increase our distributions by 17% over the last year.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Relative to these goals, in 2016, we intend to continue to implement this strategy and have completed or announced plans to:

•
expand our assets on our crude oil gathering and transportation system (the “High Plains System”), located in the Bakken Shale/Williston Basin area of North Dakota and Montana (the “Bakken Region”) in support of third-party demand for transportation services and Tesoro’s increased demand for Bakken crude oil in the mid-continent and west coast refining systems, including:

◦	further expanding crude oil storage and transportation capacity and capabilities of our High Plains Pipeline;

◦	expanding our gathering footprint in the Bakken Region, including crude oil, natural gas and water, to enhance and improve overall basin logistics efficiencies;

◦	adding other origin and destination points on the High Plains System to increase volumes; and

◦	pursuing strategic assets in our footprint including potential acquisition of Tesoro's recently acquired interests in Tesoro Great Plains Midstream, LLC in the Bakken Region.

•
expand and optimize our natural gas gathering and processing assets located in the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming (the “Rockies Region”) including:

◦	increase compression on our systems in the Green River and Vermillion basins to enhance natural gas volumes recovered from existing wells and support potential new drilling activity; and

◦	expand our gathering footprint and increase compression capabilities in the Uinta basin to increase volumes on our gathering systems and through our processing assets.

•	grow our terminalling and transportation business across our Western U.S. footprint through:

◦	increasing our terminalling volumes by expanding capacity and growing our third-party services at certain of our terminals;

◦	optimize Tesoro volumes and grow third-party throughput at our terminalling and transportation assets; and

◦	pursuing strategic assets in our footprint including potential acquisition of Tesoro's recently announced acquisition of the terminalling assets from Flint Hills Resources in Alaska.

ACQUISITIONS

NORTH DAKOTA GATHERING AND PROCESSING ASSETS. On November 21, 2016, the Partnership agreed to acquire crude oil, natural gas and produced water gathering systems and two natural gas processing facilities from Whiting Oil and Gas Corporation, GBK Investments, LLC and WBI Energy Midstream, LLC (the "North Dakota Gathering and Processing Assets") for total consideration of approximately $700 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day ("bpd") of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The revenue from the assets is approximately 90% fee-based and backed by acreage dedications from ten producers. The assets are well utilized based on current production levels and provide organic expansion opportunities that support continued drilling in existing well locations with attractive production economics. The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close early in the first quarter of 2017.

NORTHERN CALIFORNIA TERMINALLING AND STORAGE ASSETS. Effective November 21, 2016, the Partnership entered into an agreement to acquire terminalling and storage assets located in Martinez, California (the “Martinez Terminalling and Storage Assets”) from subsidiaries of Tesoro for a total consideration of $400 million, comprised of $360 million in cash financed with borrowings under the Partnership’s acquisition credit facility, and the issuance of equity securities of the Partnership with a fair value of approximately $40 million. The Martinez Terminalling and Storage Assets include 5.5 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with the Avon marine terminal capable of handling 35,000 bpd of feedstock and refined product throughput. In connection with the acquisition, Tesoro and TLLP entered into long-term, fee-based storage and throughput and use agreements, which are expected to provide stable cash flows to TLLP.

ALASKA STORAGE AND TERMINALLING ASSETS. Effective July 1, 2016, the Partnership entered into an agreement to purchase certain terminalling and storage assets owned by Tesoro for total consideration of $444 million to be completed in two phases. On July 1, 2016, the Partnership completed the acquisition of the first phase consisting of tankage with a shell capacity of approximately 3.5 million barrels, related equipment and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The second phase purchase consists of refined product terminals in Anchorage and Fairbanks with combined storage capacity of over 600 thousand barrels, expected throughput of approximately 10 thousand barrels per day (“Mbpd”) and rail loading of 7 Mbpd (together the “Alaska Storage and Terminalling Assets”). Consideration paid for the first phase was $266 million, which

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MANAGEMENT’S DISCUSSION AND ANALYSIS

comprised of approximately $240 million in cash, financed with borrowings under the secured dropdown credit facility (the “Dropdown Credit Facility”), and the issuance of equity to Tesoro with a fair value of $26 million. Consideration for the second phase is expected to be $178 million, comprised of approximately $160 million in cash, expected to be financed with borrowings under the Dropdown Credit Facility, and the issuance of equity securities with a fair value of approximately $18 million.

To reflect the results of the Predecessor, operating and maintenance expenses were recasted to include an additional expense of $1 million during each of the three months ended March 31, 2016 and 2015.

CURRENT MARKET CONDITIONS

For over 18 months, the spot prices of the commodities that we handle have declined, including crude oil, natural gas, natural gas liquids and refined products. This is due in part to the rapid growth of global supplies in excess of global demand growth of these commodities. The first quarter provided some stability to these prices and in most cases these markets witnessed higher prices than in the fourth quarter of 2015. A weakened and volatile commodity price environment has created challenges for crude oil and natural gas producers who have modified their drilling and production plans. The U.S. oil and gas drilling rig count has declined while at the same time, improved drilling techniques have increased production per well. In the crude oil and natural gas production basins where we operate, drilling for new wells is potentially not economic for producers to continue at sustained low commodity prices. Some producers have recently announced deferral of completion of existing wells which may further impact production volumes. Lower retail prices and improved economic conditions have led to increased demand for refined products from our downstream refining and marketing customers. In the first full quarter since the lifting of the 40 year old crude oil export ban, we have seen a limited impact to our business, as compared to the fourth quarter of 2015, and continue to expect minimal impact on our business in the short term. We continue to monitor the impact of these changes in market prices and fundamentals on our business in the western United States. Currently, we believe our diversified portfolios of businesses as well as our customers’ minimum volume commitments are sufficient to continue to meet our goals and objectives outlined above. However, if challenging market conditions for producers persist for a sustained period of time, our customers’ financial condition could deteriorate causing non-payment, their potential bankruptcy and project deferrals.

RESULTS OF OPERATIONS

A discussion and analysis of the factors contributing to our results of operations presented below includes the combined financial results of our Predecessor and the consolidated financial results of TLLP for all periods presented. The financial statements of our Predecessor have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessor had been operated as an unaffiliated entity. The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting future performance.

NON-GAAP MEASURES

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects.

During the second quarter of 2016, management revised its internal and external use of non-GAAP measures to eliminate any adjustments to U.S. GAAP net earnings and earnings before interest, income taxes, and depreciation and amortization expense (“EBITDA”) for items previously considered “special items” and loss attributable to our Predecessor. We believe our revised presentation of net earnings and EBITDA and descriptions of significant activities impacting U.S. GAAP net earnings are sufficient to convey our financial performance to the users of our financial statements.

Additionally, we revised our definition of Distributable Cash Flow to include the reconciliation of this non-GAAP measure to be from U.S. GAAP net cash from operating activities rather net earnings. We believe this method of reconciliation is more appropriate based on our determination that Distributable Cash Flow provides a measure by which users of our financial statements can assess our ability to generate cash and thus additional liquidity.

Following these changes, our non-GAAP measures include the following:

•	Financial non-GAAP measure of EBITDA, as defined above; and

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MANAGEMENT’S DISCUSSION AND ANALYSIS

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow is derived from net cash flow from operating activities plus or minus changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash; and

◦
Pro Forma Distributable Cash Flow is Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with the merger of QEP Midstream Partners, LP (“QEPM”) into TLLP completed in July 2015.

We present the performance and liquidity measures defined above because investors, analysts, lenders and ratings agencies may use these measures to help analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to the following:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

In addition, these measures are used by management to assess internal performance. We believe these measures, when supplemental to information presented under U.S. GAAP, may provide meaningful information to the users of our financial statements. Each of the performance and liquidity measures should not be used in isolation from their comparable U.S. GAAP measure and thus should not be considered as alternatives to any U.S. GAAP measure. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities.

OPERATING METRICS

Management utilizes the following operating metrics to evaluate performance and compare profitability to other companies in the industry: average revenue per barrel, average revenue per Million British thermal units (“MMBtu”), and average “keep-whole” fee per barrel. There are a variety of ways to calculate average revenue per barrel, average revenue per MMBtu, and average “keep-whole” fee per barrel; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total throughput (MMBtu). We calculate average “keep-whole” fee per barrel as revenue divided by total throughput (barrels).

The following table and discussion is a summary of our results of operations for the three months ended March 31, 2016 and 2015, including a reconciliation of EBITDA to net earnings and net cash from operating activities and Distributable Cash Flow to net earnings (in millions, except per unit amounts). Our financial results may not be comparable as our Predecessor did not record revenues with Tesoro. We recorded general and administrative expenses and financed operations differently than the Partnership. See “Factors Affecting the Comparability of Our Financial Results” in our Annual Report on Form 10-K for the year ended December 31, 2015.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

CONSOLIDATED RESULTS

In accordance with U.S. GAAP, we have accounted for the Alaska Storage and Terminalling Assets, whereby TLLP obtained control of the Alaska Storage and Terminalling assets from Tesoro, as a transaction between entities under common control. Accordingly, TLLP’s consolidated financial statements reflect the results of operations of the Predecessor for the periods presented.

SUMMARY (In millions, except per unit amounts)

	Three Months Ended March 31,
	2016	2015
Revenues
Gathering	$91	$77
Processing	71	67
Terminalling and Transportation (a)	138	119
Total Revenues	300	263
Costs and Expenses
Operating and maintenance expenses (b)	106	91
General and administrative expenses	24	25
Depreciation and amortization expenses	44	44
Net loss on asset disposals and impairments	1	—
Total Costs and Expenses	175	160
Operating Income	125	103
Interest and financing costs, net	(44)	(37)
Equity in earnings of unconsolidated affiliates	4	3
Other income, net (c)	6	—
Net Earnings	$91	$69

Loss attributable to Predecessor	$1	$5
Net earnings attributable to noncontrolling interest	—	(10)
Net Earnings Attributable to Partners	92	64
General partner’s interest in net earnings, including incentive distribution rights	(32)	(14)
Limited Partners’ Interest in Net Earnings	$60	$50

Net Earnings per Limited Partner Unit:
Common - basic	$0.64	$0.63
Common - diluted	$0.64	$0.63

Weighted Average Limited Partner Units Outstanding:
Common units - basic	93.6	80.3
Common units - diluted	93.6	80.3

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MANAGEMENT’S DISCUSSION AND ANALYSIS

	Three Months Ended March 31,
	2016	2015
Reconciliation of Net Earnings to EBITDA:
Net earnings	$91	$69
Depreciation and amortization expenses	44	44
Interest and financing costs, net of capitalized interest	44	37
EBITDA	$179	$150

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow and Pro Forma Distributable Cash Flow:
Net cash from operating activities	$160	$147
Changes in assets and liabilities	(11)	(32)
Predecessors impact	1	7
Maintenance capital expenditures (d)	(10)	(10)
Reimbursement for maintenance capital expenditures (d)	4	1
Net earnings attributable to noncontrolling interest (e)	—	(10)
Other adjustments for noncontrolling interest (e)	—	(8)
Adjustments for unconsolidated affiliates (f)	—	2
Other (g)	(2)	15
Distributable Cash Flow	142	112
Pro forma adjustment for acquisition of noncontrolling interest (g) (h)	—	17
Pro Forma Distributable Cash Flow	$142	$129

(a)
Our Predecessor did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment for assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition.

(b)
Operating and maintenance expenses include net imbalance settlement gains of $1 million and $2 million for the three months ended March 31, 2016 and 2015, respectively. Also includes reimbursements primarily related to pressure testing and repairs and maintenance costs pursuant to the Amended Omnibus Agreement of $6 million for each of the three months ended March 31, 2016 and 2015.

(c)
Includes gain recognized on settlement of the Questar Gas Company litigation, which closed the dispute on the annual calculation of the natural gas gathering rate further discussed at Note 6 of our condensed combined financial statements.

(d)
Maintenance capital expenditures include tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets. Maintenance capital expenditures included in the Distributable Cash Flow calculation are presented net of Predecessor amounts.

(e)
Other adjustments for noncontrolling interest represent cash distributions less than our controlling interest in income and depreciation as well as other adjustments for depreciation and maintenance capital expenditures applicable to the noncontrolling interest. As a result of the deconsolidation of Rendezvous Gas Services, L.L.C. (“RGS”) as of January 1, 2016, we no longer have noncontrolling interest amounts reflected in our financial statements. Changes to the prior period presentation of results and other financial information are not required and have not been made. For the three months ended March 31, 2016, cash and non-cash amounts associated with RGS are reflected in equity in earnings of unconsolidated affiliates in our condensed statement of consolidated operations in addition to the Distributable Cash Flow adjustment for distributions from unconsolidated affiliates in excess of earnings. There was no impact to Distributable Cash Flow for the three months ended March 31, 2016 as a result of the deconsolidation.

(f)	We adjust net cash from operating activities to reflect cash distributions received from unconsolidated affiliates attributed to the period reported for the purposes of calculating distributable cash flow.

(g)	Other includes items that had a non-cash impact on our operations and should not be considered in distributable cash flow. Noncash items for the three months ended March 31, 2016 and 2015 include primarily the exclusion of the non-cash gain of $6 million recognized relating the settlement of the Questar Gas Company litigation as discussed in Note 6 to our condensed combined consolidated financial statements and the inclusion of $13 million for acquired deficiency revenue billings to customers in 2015.

(h)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

THREE MONTHS ENDED MARCH 31, 2016 VERSUS MARCH 31, 2015

OVERVIEW. Our net earnings for the three months ended March 31, 2016 (“2016 Quarter”) increased $22 million to $91 million from $69 million for the three months ended March 31, 2015 (“2015 Quarter”).

REVENUES. The increase in revenue of $37 million, or 14%, to $300 million was driven primarily by the crude oil and refined product storage and pipeline assets in Los Angeles, California (the “LA Storage and Handling Assets”) purchased from Tesoro in November 2015. In addition, revenue increases were driven by higher crude oil gathering throughput on the Tesoro High Plains Pipeline, increased gas gathering rates and increased “keep-whole” processing throughput.

OPERATING AND MAINTENANCE EXPENSES. Operating expenses increased $15 million to $106 million in the 2016 Quarter compared to the 2015 Quarter primarily due to the impact of the deconsolidation of RGS as certain amounts are no longer being eliminated in consolidation and higher pipeline throughput costs associated with the LA Storage and Handling Assets.

INTEREST AND FINANCING COSTS, NET. Net interest and financing costs increased $7 million, primarily related to borrowings on the secured dropdown credit facility (the “Dropdown Credit Facility”) related to the acquisition of the LA Storage and Handling Assets and write-off of debt issuance costs in connection with debt transactions as discussed in the “Capital Resources and Liquidity” section.

OTHER INCOME, NET. The 2016 Quarter includes a settlement gain of $6 million related to the legal settlement discussed further in Part II, Item 1 of this Quarterly Report on Form 10-Q.

SEGMENT RESULTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2016 VERSUS THREE MONTHS ENDED MARCH 31, 2015

GATHERING SEGMENT

Our Gathering segment consists of crude oil, natural gas and produced water gathering systems in the Bakken Region and the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming (the “Rockies Region”). Our High Plains System, located in the Bakken Region, gathers and transports crude oil from various production locations in this area for transportation to Tesoro’s North Dakota refinery and other destinations in the Bakken Region, including export rail terminals and pipelines. Our natural gas gathering systems include the gathering systems of our equity method investments. In addition, we own four gathering systems and two pipelines regulated by the Federal Energy Regulatory Commission through, which we provide natural gas and crude oil transportation services.

GATHERING SEGMENT OPERATING RESULTS (in millions, except volumes, revenue per barrel and revenue per MMBtu amounts)

	Three Months Ended March 31,
	2016	2015
Revenues
Gas gathering revenues	$43	$36
Crude oil gathering pipeline revenues	35	27
Crude oil gathering trucking revenues	9	14
Other revenues	4	—
Total Revenues	91	77
Costs and Expenses
Operating and maintenance expenses (a)	32	23
General and administrative expenses	3	3
Depreciation and amortization expenses	15	17
Loss on asset disposals and impairments	1	—
Total Costs and Expenses	51	43
Gathering Segment Operating Income	$40	$34
Volumes
Gas gathering throughput (thousands of MMBtu/d) (b)	903	1,020
Average gas gathering revenue per MMBtu (b)	$0.53	$0.39
Crude oil gathering pipeline throughput (Mbpd)	216	156
Average crude oil gathering pipeline revenue per barrel	$1.78	$1.95
Crude oil gathering trucking volume (Mbpd)	29	46
Average crude oil gathering trucking revenue per barrel	$3.27	$3.23

(a)
Operating and maintenance expenses include imbalance settlement gain of $1 million for the three months ended March 31, 2015. In addition, the three months ended March 31, 2015 contain $6 million in fees paid by us to Rendezvous Gas Services, L.L.C. (“RGS”) for volumes attributable to our operations that were eliminated in consolidation. However, those fees are no longer eliminated as a result of the deconsolidation of RGS as of January 1, 2016. Fees paid by us to RGS for the three months ended March 31, 2016 that were not eliminated were $7 million.

(b)
Prior to the deconsolidation of the RGS as of January 1, 2016, fees paid by us to RGS were eliminated upon consolidation and third-party transactions, including revenue and throughput volumes, were included in our results of operations. Third party volumes associated with RGS, included in gas gathering volume for the three months ended March 31, 2015, were 146 thousand MMBtu/d and reduced our average gas gathering revenue per MMBtu by $0.05. RGS had third party gas gathering volumes of 126 thousand MMBtu/d for the three months ended March 31, 2016. These volumes are no longer included in our operational data.

VOLUMES. Average crude oil gathering pipeline throughput volumes increased 60 thousand barrel per day (“Mbpd”), or 38%, in the 2016 Quarter as a result of projects to expand the pipeline gathering system and interconnections with additional origin and destinations. Crude oil gathering trucking volumes decreased 17 Mbpd, or 37%, during the 2016 Quarter as more volumes were gathered via pipeline on to our High Plains Pipeline. The decrease in gas gathering throughput volumes of 117 thousand MMBtu/d, or 11% in the 2016 Quarter as compared to the 2015 Quarter is driven by the deconsolidation of RGS.

FINANCIAL RESULTS. Gathering revenues increased $14 million, or 18%, to $91 million for the 2016 Quarter compared to $77 million in the 2015 Quarter primarily due to higher crude oil pipeline throughput on our High Plains Pipeline and higher recognized gas gathering rates and gas gathering throughput, excluding the RGS deconsolidation impact. Partially offsetting the increase in gas gathering and crude oil gathering pipeline revenues were decreases in crude oil gathering trucking revenues due to lower volumes in the 2016 Quarter relative to the 2015 Quarter due to increased usage of the High Plains Pipeline in lieu of trucking.

Operating and maintenance expenses increased $9 million, or 39%, to $32 million in the 2016 Quarter compared to $23 million in the 2015 Quarter primarily related to the presentation of $7 million in costs paid to RGS that were eliminated for all periods prior to the deconsolidation as of January 1, 2016 and a $3 million accrual for the anticipated settlement of historical right-of-way disputes, which will be reimbursed by Tesoro pursuant to its pipeline transportation agreement with us.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

PROCESSING SEGMENT

PROCESSING SEGMENT OPERATING RESULTS (in millions, except MMBtu/d, bpd and revenue per MMBtu and fee per barrel)

	Three Months Ended March 31,
	2016	2015
Revenues
NGLs processing revenues	$26	$20
Fee-based processing revenues	26	29
Other processing revenues	19	18
Total Revenues	71	67
Costs and Expenses
Operating and maintenance expenses	31	30
General and administrative expenses	—	2
Depreciation and amortization expenses	11	11
Total Costs and Expenses	42	43
Processing Segment Operating Income	$29	$24
Volumes
NGLs processing throughput (Mbpd)	8	7
Average “keep-whole” fee per barrel of NGLs	$35.08	$31.84
Fee-based processing throughput (thousands of MMBtu/d)	675	689
Average fee-based processing revenue per MMBtu	$0.43	$0.46

VOLUMES. Fee-based processing volumes decreased 14 thousand MMBtu/d, or 2%, to 675 thousand MMBtu/d in the 2016 Quarter. Average NGLs processing volumes increased 1 Mbpd, or 14%, to 8 Mbpd in the 2016 Quarter as a result of higher production of gas from keep-whole customers combined with increased optimization of our processing facilities, partially offset by decreased production of fee-based gas customers.

FINANCIAL RESULTS. Processing revenues increased $4 million, or 6%, to $71 million for the 2016 Quarter compared to $67 million in the 2015 Quarter primarily due to an increase in the average keep-whole processing fee per barrel of NGLs as well as the increase in the processing volumes. Partially offsetting the increases in keep-whole processing were decreases in the fee-based processing as the average fee-based processing revenue per MMBtu and volumes declined in the 2016 Quarter compared to the 2015 Quarter.

TERMINALLING AND TRANSPORTATION SEGMENT

Our Terminalling and Transportation segment consists of regulated common carrier refined products pipeline systems, crude oil and refined products terminals and storage facilities, a rail-car unloading facility, a petroleum coke handling and storage facility and other pipelines, which transport products and crude oil from Tesoro’s refineries to nearby facilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

TERMINALLING AND TRANSPORTATION SEGMENT OPERATING RESULTS (in millions, except barrel and per barrel amounts)

	Three Months Ended March 31,
	2016	2015
Revenues (a)
Terminalling revenues	$108	$90
Pipeline transportation revenues	30	29
Total Revenues	138	119
Costs and Expenses
Operating and maintenance expenses (b)	43	38
General and administrative expenses	9	8
Depreciation and amortization expenses	18	16
Total Costs and Expenses	70	62
Terminalling and Transportation Segment Operating Income	$68	$57
Volumes
Terminalling throughput (Mbpd)	907	918
Average terminalling revenue per barrel	$1.31	$1.10
Pipeline transportation throughput (Mbpd)	824	818
Average pipeline transportation revenue per barrel	$0.40	$0.39

(a)	Our Predecessor did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment prior to the effective date of the acquisition of the LA Storage and Handling Assets.

(b)	Operating and maintenance expenses include imbalance settlement gains of $1 million for both the three months ended March 31, 2016 and 2015, respectively.

VOLUMES. Terminalling throughput volumes and pipeline transportation throughput volumes declined slightly in the 2016 Quarter compared to the 2015 Quarter due primarily to maintenance downtime at our customers’ refineries.

FINANCIAL RESULTS. Revenues increased $19 million, or 16%, to $138 million in the 2016 Quarter compared to $119 million in the 2015 Quarter primarily as a result of the commercial storage agreements executed with Tesoro in connection with the LA Storage and Handling Asset acquisition.

CAPITAL RESOURCES AND LIQUIDITY

OVERVIEW

Our primary cash requirements relate to funding capital expenditures, meeting operational needs and paying distributions to our unitholders. We expect our ongoing sources of liquidity to include cash generated from operations, reimbursement for certain maintenance and expansion expenditures, borrowings under the secured revolving credit facility (the “Revolving Credit Facility”), the Dropdown Credit Facility and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital, long-term capital expenditure, acquisition and debt servicing requirements and allow us to fund at least the minimum quarterly cash distributions.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

CAPITALIZATION

CAPITAL STRUCTURE (in millions)

Debt principal, including current maturities:	March 31, 2016	December 31, 2015
Credit Facilities	$535	$555
Senior Notes	2,320	2,320
Capital lease obligations	8	8
Total Debt	2,863	2,883
Unamortized Issuance Costs (a)	(42)	(39)
Debt, Net of Unamortized Issuance Costs	2,821	2,844
Total Equity	1,712	1,794
Total Capitalization	$4,533	$4,638

(a)	Includes unamortized premium associated with our 5.875% Senior Notes due 2020 of $4 million at both March 31, 2016 and December 31, 2015.

EQUITY OVERVIEW

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities on the terms and conditions determined by our general partner without the approval of the unitholders. Costs associated with the issuance of securities are allocated to all unitholders’ capital accounts based on their ownership interest at the time of issuance.

ATM PROGRAM. On August 24, 2015, we filed a prospectus supplement to our shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on August 6, 2015, authorizing the continuous issuance of up to an aggregate of $750 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, referred to as our “ATM Program”). During the three months ended March 31, 2016, we issued an aggregate of 103,748 common units under our ATM Program, generating proceeds of approximately $5 million, before issuance costs. During the nine months ended September 30, 2016, we issued an aggregate of 1,492,637 common units under our ATM Program, generating proceeds of approximately $72 million, before issuance costs. We paid fees of less than $0.1 million related to the issuance of units under this program for the three months ended March 31, 2016. The net proceeds from sales under the ATM Program will be used for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

DEBT OVERVIEW AND AVAILABLE LIQUIDITY

Our secured Revolving Credit Facility, secured Dropdown Credit Facility and Senior Notes due 2019, 2020, 2021 and 2022 contain covenants that may, among other things, limit or restrict our ability (as well as the ability of our subsidiaries) to engage in certain activities. There have been no changes in these covenants from those described in the Annual Report on 10-K for the year ended December 31, 2015. We do not believe that these limitations will restrict our ability to pay distributions. Additionally, our secured Revolving Credit Facility and secured Dropdown Credit Facility contain covenants that require us to maintain certain interest coverage and leverage ratios. We submit compliance certifications to the bank quarterly, and we were in compliance with our debt covenants as of March 31, 2016.

AVAILABLE CAPACITY UNDER OUR CREDIT FACILITIES (in millions)

	Total Capacity	Amount Borrowed as of March 31, 2016	Available Capacity	Weighted Average Interest Rate	Expiration
Revolving Credit Facility	$600	$285	$315	2.76%	January 29, 2021
Dropdown Credit Facility	1,000	250	750	2.70%	January 29, 2021
Total Credit Facilities	$1,600	$535	$1,065

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MANAGEMENT’S DISCUSSION AND ANALYSIS

EXPENSES AND FEES OF OUR CREDIT FACILITIES

Credit Facility	30 day Eurodollar (LIBOR) Rate at March 31, 2016	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
Revolving Credit Facility (a)	0.44%	2.25%	3.50%	1.25%	0.38%
Dropdown Credit Facility (a)	0.44%	2.26%	3.50%	1.26%	0.38%

(a)
We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing. The applicable margin varies based upon a certain leverage ratio, as defined by the Revolving Credit Facility. We also incur commitment fees for the unused portion of the Revolving Credit Facility at an annual rate. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate.

SENIOR NOTES ISSUANCE

SENIOR NOTES ISSUANCE. On May 9, 2016, we completed a registered offering of $250 million aggregate principal amount of 6.125% Senior Notes due 2021 (the “2021 Senior Notes”) and $450 million aggregate principal amount of 6.375% Senior Notes due 2024 (“2024 Notes”). We used the proceeds of the offering of the 2021 Senior Notes to repay amounts outstanding under our Dropdown Credit Facility and the proceeds of the offering of the 2024 Notes to repay amounts outstanding under our Revolving Credit Facility and for general partnership purposes. See Note 5 in Part I, Item 1 of this Quarterly Report for additional information on the 2021 Notes and 2024 Notes.

DEBT REPAYMENTS. On February 3, 2016, we paid the full amount of the Unsecured Term Loan Facility, including accrued interest, with proceeds drawn from the secured Dropdown Credit Facility. All commitments under the Unsecured Term Loan Facility were terminated effective with the repayment.

EXCHANGE OFFER. On February 26, 2016, the Partnership commenced an offer to exchange (the “Exchange”) its existing unregistered 5.50% Senior Notes due 2019 (“2019 Notes”) and 6.25% Senior Notes due 2022 (“2022 Notes”)(together, “Unregistered Notes”) for an equal principal amount of 5.50% Senior Notes due 2019 and 6.25% Senior Notes due 2022 (the “Exchange Notes”), respectively, that were registered under the Securities Act of 1933, as amended. On April 14, 2016, the Exchange was completed for all of the 2019 Notes and substantially all of the 2022 Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the Unregistered Notes for which they were exchanged, except that the Exchange Notes generally are not subject to transfer restrictions. The Exchange fulfills all of the requirements of the registration rights agreements for the Unregistered Notes.

SOURCES AND USES OF CASH

COMPONENTS OF CASH FLOWS (in millions)

	Three Months Ended March 31,
	2016	2015
Cash Flows From (Used In):
Operating Activities	$160	$147
Investing Activities	(58)	(84)
Financing Activities	(114)	(66)
Decrease in Cash and Cash Equivalents	$(12)	$(3)

OPERATING ACTIVITIES. Net cash from operating activities increased $13 million to $160 million in the 2016 Quarter compared to $147 million for the 2015 Quarter. The increase in cash from operations was primarily driven by the increase in net earnings of $22 million from the 2015 Quarter to the 2016 Quarter and a $12 million impact of non-cash items. These increases were partially offset by the change in working capital.

INVESTING ACTIVITIES. Net cash used in investing activities for the 2016 Quarter decreased $26 million to $58 million compared to $84 million in the 2015 Quarter. The decrease related to this outflow was a result of higher capital expenditures in

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MANAGEMENT’S DISCUSSION AND ANALYSIS

the 2015 Quarter including spending related to the construction of the Connolly Gathering System, the second phase of the Bakken area storage hub, and various projects on our Southern California distribution system. See “Capital Expenditures” below for a discussion of the various maintenance and growth projects in the 2016 Quarter.

FINANCING ACTIVITIES. Net cash used in financing activities for the 2016 Quarter was $114 million compared to $66 million for the 2015 Quarter. We paid higher quarterly cash distributions totaling $98 million during the 2016 Quarter compared to quarterly cash distributions totaling $70 million paid in the 2015 Quarter. We paid down $20 million of net borrowings under our secured Revolving Credit Facility during the 2016 Quarter. In addition, $250 million of borrowings under our secured Dropdown Credit Facility were used to pay off the Unsecured Term Loan Facility.

Historically, the Predecessors’ sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro’s bank accounts and all cash disbursements were made from those accounts. The Sponsor contribution of $1 million and $7 million included in cash from financing activities for the three months ended March 31, 2016 and 2015, respectively, funded the cash portion of the net loss for the Predecessors.

CAPITAL EXPENDITURES

The Partnership’s operations are capital intensive, requiring investments to expand, upgrade or enhance existing operations and to maintain assets and ensure regulatory compliance. Growth capital expenditures include expenditures to purchase or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines, in our terminals and at our processing facilities, increase storage capacity, increase well connections and compression as well as other services at our facilities. Maintenance capital expenditures include expenditures required to maintain equipment reliability and integrity and to ensure regulatory compliance. Actual and estimated amounts described below include amounts representing capitalized interest and labor. Our capital expenditures are funded primarily with cash generated from operations, reimbursements for certain growth and maintenance capital expenditures, borrowings under our revolving credit facilities and issuances of additional debt and equity securities, as needed.

During the 2016 Quarter, we spent $31 million, net of $1 million in reimbursements from entities including Tesoro, on growth capital projects and $6 million, net of $3 million in reimbursements from entities including Tesoro, on maintenance capital projects. Cost estimates for projects currently in process or under development are subject to further review, analysis and permitting requirements, which may result in revisions to our current spend estimates.

TLLP's expected 2016 capital expenditures are currently forecasted to total $275 million, or $300 million offset by expected reimbursements of $25 million primarily for maintenance capital expenditures. Our revised capital spending estimate reflects the deferral of several discretionary projects and delays in several growth projects in both the Rockies and Bakken regions attributed to low commodity prices and our current view of spending related to the Los Angeles Refinery Interconnect Pipeline System.

MAJOR GROWTH CAPITAL PROJECTS IN PROCESS OR UNDER DEVELOPMENT (in millions)

	Total Project Expected Capital Expenditures	Actual 2016 Capital Expenditures
Completed:
Bakken Area Storage Hub (a)	$30	$3
In Process:
Uinta Compression (b)	$60	$12
High Plains Pipeline Expansion (c)	30	2
Terminal Expansions (d)	30	1
Under Development:
Los Angeles Refinery Interconnect Pipeline System (e)	$200	$—

(a)
The construction of the second phase of the Bakken Area Storage Hub provides storage for the Bakken region with tanks located in two strategic areas of the basin. With its completion, storage capacity has grown to over 1 million barrels of capacity.

(b)	Projects to increase compression for our Uinta natural gas gathering systems and expand our gathering system in the Uinta basin.

(c)
Projects to expand crude oil gathering throughput capacity on the High Plains Pipeline in McKenzie County, North Dakota. Part of this planned expansion is no longer necessary, as a result of Tesoro’s recent acquisition of Great Northern Midstream, which we expect to be offered to us in the second half of 2016.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

(d)	Projects to increase the throughput capacity and service capabilities at our refined products terminals.

(e)
The pipeline interconnect project at the Los Angeles refinery is designed to improve the flexibility of gasoline and diesel yields and reduce carbon dioxide emissions. The proposed project is subject to final Board of Directors approval, project scoping, engineering and regulatory approval.

DISTRIBUTIONS

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the limited partner unitholders and general partner will receive.

QUARTERLY DISTRIBUTIONS

Quarter Ended	Quarterly Distribution Per Unit	Total Quarterly Distribution Per Unit, Annualized	Total Cash Distribution including general partner IDRs (in millions)	Date of Distribution	Unitholders Record Date
December 31, 2015	$0.780	$3.12	$98	February 12, 2016	February 2, 2016
March 31, 2016	0.810	3.24	108	May 13, 2016	May 2, 2016
June 30, 2016	0.842	3.37	123	August 12, 2016	August 2, 2016
September 30, 2016 (a)	0.875	3.50	131	November 14, 2016	November 4, 2016

(a)	This distribution was declared on October 18,2016 and will be paid on the date of distribution.

ENVIRONMENTAL AND OTHER MATTERS

ENVIRONMENTAL REGULATION. We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum, natural gas or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the federal, state and local environmental requirements for our various sites, including our storage facilities, pipelines, gas processing complexes and refined products terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our liquidity, financial position or results of operations. See Note 6 to our condensed combined consolidated financial statements for additional information regarding environmental regulation and Tesoro indemnification. See our discussion of the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement in Note 3 of our Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 1 of this Quarterly Report on Form 10-Q for more information regarding the indemnification of certain environmental matters provided to us by Tesoro and discussion of other certain environmental obligations.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (including information incorporated by reference) includes and references “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding revenues, cash flows, capital expenditures and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations and profitability. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar terms and phrases to identify forward-looking statements in this Quarterly Report on Form 10-Q, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•
changes in global economic conditions and the effects of a global economic downturn on our business, on the business of our key customers, including Tesoro, and on our customers’ suppliers, customers, business partners and credit lenders;

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MANAGEMENT’S DISCUSSION AND ANALYSIS

•	a material decrease in the crude oil and natural gas produced in the Bakken Shale/Williston Basin area of North Dakota and Montana;

•	a material decrease in the natural gas and crude oil produced in the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming;

•	the ability of our key customers, including Tesoro, to remain in compliance with the terms of their outstanding indebtedness;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	changes in the cost or availability of third-party vessels, pipelines and other means of delivering and transporting crude oil, feedstocks, natural gas, natural gas liquids and refined products;

•	the coverage and ability to recover claims under our insurance policies;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	the timing and extent of changes in commodity prices and demand for refined products, natural gas and NGLs;

•	changes in our cash flow from operations;

•	impact of QEP Resources’ and Questar Gas Company’s failure to perform under the terms of our gathering agreements as they are our largest customers in TLLP’s natural gas business;

•
the risk of contract cancellation, non-renewal or failure to perform by those in our supply and distribution chains, including Tesoro and Tesoro’s customers, and the ability to replace such contracts and/or customers;

•	the suspension, reduction or termination of Tesoro’s obligation under our commercial agreements and our secondment agreement;

•	a material decrease in profitability among our customers, including Tesoro;

•	earthquakes or other natural disasters affecting operations;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents, cyber-security breaches or acts of war;

•	weather conditions affecting operations by us or our key customers, including Tesoro, or the areas in which the customers we serve operate;

•	disruptions due to equipment interruption or failure at our facilities, Tesoro’s facilities or third-party facilities on which our key customers, including Tesoro, are dependent;

•	changes in the expected value of and benefits derived from acquisitions;

•	actions of customers and competitors;

•	changes in our credit profile;

•
state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein and any legal or regulatory investigations, delays, compliance costs or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil, natural gas, NGLs and refined products;

•	changes in capital requirements or in execution and benefits of planned capital projects;

•	seasonal variations in demand for natural gas and refined products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Tesoro;

•	risks related to labor relations and workplace safety; and

•	political developments.

Many of these factors, as well as other factors, are described in our filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this Quarterly Report on Form 10-Q.

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